Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-164628 on Form F-3 of AutoChina International Limited of our report dated March 22, 2010 with respect to the consolidated financial statements of AutoChina International Limited, which report appears in this Annual Report on Form 20-F of AutoChina International Limited for the two years ended December 31, 2009 and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Sherman Oaks, California
March 22, 2010